MANPOWER INC.

FOR IMMEDIATE RELEASE                              APRIL 26, 1999


     Milwaukee, Wisconsin - Manpower Inc. (NYSE: MAN) announced today the retirement of its President, CEO and Chairman, Mitchell Fromstein and the appointment of Jeffrey Joerres, Senior Vice President of the firm, as
President and Chief Executive Officer as of April 30,
1999.

     Fromstein, 71, who has served as Manpower's Chief
Executive since 1976, will become Chairman Emeritus and serve as an adviser to the Company.

     Joerres, 39, joined Manpower in 1993 after serving in management positions with IBM and ARI Network
Services. He is credited with the establishment and growth of the Company's portfolio of global accounts, which now represents over $1 billion in annual staffing services volume, and has, over the past year, had corporate responsibility for operations in the UK, Germany, Holland, Spain, Italy, Belgium, Switzerland,
Israel, Austria and the Nordic region.

     "I have been given a unique and exciting opportunity to lead one of the greatest brands in the world, and I am fortunate to have learned from Mitchell
Fromstein, who is truly a legend in the industry. As the new custodian of the brand, I believe strongly that the intrinsic value of our brand has yet to be fully realized by all of our stakeholders. I see it as my challenge and responsibility to aggressively pursue that goal in every way possible," said Joerres.

     Manpower's Board Chairmanship will be assumed by John R. Walter, presently a Board member. Walter, 52, served most recently as President and Chief Operating
Officer of AT&T prior to which he served as President, Chairman and CEO of the R.R. Donnelley & Sons Co. for nine years.

     Fromstein, in his final address to shareholders at the firm's Annual Meeting Monday, said: "I believe the Manpower Board has created an excellent team to replace my functions, combining the youth and proven performance of Jeff Joerres with the corporate experience of John Walter. I have served long years with a great sense of pride and satisfaction, but it is time for fresh sets of eyes to search the changing horizons of our dynamic industry for opportunities that can propel Manpower's growth in the future.

     "The Company will be in good hands."

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